Exhibit 14



                         [ERNST & YOUNG LLP LETTERHEAD]


               Consent of Ernst & Young LLP, Independent Auditors


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement of the Excelsior Funds, Inc. on Form N-14 of our reports dated May 16, 2003 and November 11, 2003, relating to the financial statements and financial highlights appearing in the March 31, 2003 Annual Reports and September 30, 2003 Semi-annual Reports, respectively, of the Excelsior Pan European Fund and the Excelsior International Fund (both of the portfolios constituting the Excelsior Funds, Inc.). We further consent to the references to us under the heading "Financial Statements" in such Proxy Statement/Prospectus.


                                                   ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 2003